Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Tempest Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

1	Equity	Common stock, $0.001 par value per share, 2023 Equity Incentive Plan, together with the associated Series A Junior Participating Preferred Purchase Rights	Rule 457(c) and (h)	1,758,864	$0.81	$1,424,679.84	0.00015310	$218.12

2	Equity	Common stock, $0.001 par value per share, 2019 Employee Stock Purchase Plan, together with the associated Series A Junior Participating Preferred Purchase Rights	Rule 457(c) and (h)	500,000	$0.69	$345,000.00	0.00015310	$52.82

	Total Offering Amounts				—	$1,769,679.84	—	$270.94

	Total Fees Previously Paid				—	—	—	—

	Total Fee Offsets				—	—	—	—

	Net Fee Due				—	—	—	$270.94

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock of Tempest Therapeutics, Inc. (the “Registrant”) that become issuable under the Registrant’s 2023 Equity Incentive Plan (the “2023 Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable. The “Amount Registered” represents 1,758,864 additional shares of Registrant’s common stock that were automatically added to the shares authorized for issuance under the 2023 Plan on January 1, 2025 pursuant to an annual “evergreen” increase provision contained in the 2023 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2023 Plan will automatically increase on the first day of each calendar year, starting on January 1, 2024 and ending on (and including) January 1, 2033, by the lesser of (a) 4% of the total number of shares of the Registrant’s common stock of all classes outstanding on December 31st of the immediately preceding calendar year and (b) a number of shares determined by the Registrant’s board of directors prior to the first day of any calendar year. The “Proposed Maximum Offering Price Per Unit” and “Maximum Aggregate Offering Price” are estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $0.81 per share of common stock, which represents the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Capital Market on March 21, 2025. Each share of Common Stock registered hereunder includes an associated Series A Junior Participating Preferred Purchase Right. Until the occurrence of certain prescribed events, none of which has occurred, the Series A Junior Participating Preferred Purchase Rights are not exercisable, are evidenced by certificates representing the Common Stock, and may be transferred only with the Common Stock. No separate consideration is payable for the Series A Junior Participating Preferred Stock.

(2)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock of the Registrant that become issuable under the Registrant’s 2019 Employee Stock Purchase Plan (the “2019 ESPP”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable. The “Amount Registered” represents 500,000 additional shares of common stock reserved for issuance under, and which annual increase is provided for in, the 2019 ESPP that were automatically added to the shares authorized for issuance under the 2019 ESPP on January 1, 2025 pursuant to the annual “evergreen” increase provision contained in the 2019 ESPP. Pursuant to such provision, the number of shares reserved for issuance under the 2019 ESPP will automatically increase on the first day of each calendar year, starting on January 1, 2023 and ending on (and including) January 1, 2029, by the lesser of (a) 1.5% of the total number of shares of the Registrant’s common stock outstanding on December 31st of the immediately preceding calendar year, (b) 500,000 shares of Common Stock or (c) a number of shares determined by the Registrant’s board of directors prior to the first day of any calendar year. The “Proposed Maximum Offering Price Per Unit” and “Maximum Aggregate Offering Price” are estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $0.69 per share of common stock, which represents the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Capital Market on March 21, 2025, multiplied by 85%, which is the percentage of the price per share applicable to shares issued under the 2019 ESPP. Each share of Common Stock registered hereunder includes an associated Series A Junior Participating Preferred Purchase Right. Until the occurrence of certain prescribed events, none of which has occurred, the Series A Junior Participating Preferred Purchase Rights are not exercisable, are evidenced by certificates representing the Common Stock, and may be transferred only with the Common Stock. No separate consideration is payable for the Series A Junior Participating Preferred Stock.